77M- LMP Variable Small Cap Growth Portfolio (N4T5)

Transfer of Net Assets
On April 27, 2007, the Fund acquired the assets and certain liabilities of the Legg Mason
Partners Variable Portfolios V-Legg Mason Partners Variable Small Cap
Growth
Opportunities Portfolio (Acquired Fund), pursuant to a plan of reorganization approved by the Acquired Fund shareholders on December 11, 2006. Total shares issued by the
Fund and the total net assets of the Acquired Fund and the Fund on the date of the transfer were as follows:
Acquired Fund
Legg Mason Partners
 Variable Small Cap Growth
 Opportunities Portfolio

Shares Issued by the Fund  3,848,709

Total Net Assets of the Legg Mason Partners  Variable Small Cap Growth
 Opportunities Portfolio  $60,627,782

Total Net Assets of the Fund $85,428,803

The total net assets of the Acquired Fund before acquisition included unrealized appreciation of $11,433,331, accumulated net realized loss of $145,364 and accumulated net investment loss of $153,595. Total net assets of the Fund immediately after the transfer were $146,056,585. The transaction was structured to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended."